                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]Confidential, for Use of the
[_] Preliminary Proxy Statement              Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               Blockbuster Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

[BLOCKBUSTER LOGO]
                                                                  April 18, 2001

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of Blockbuster Inc. (the "Company") to be held at the Company's corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas, on Tuesday, May 22, 2001, at 10:00 a.m., Dallas time.

   The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the meeting, which includes (i) the election of three Class II directors of the Company; and (ii) ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2001. In addition, we will review with you the affairs and progress of the Company during the past fiscal year.

   Directors and officers of the Company will be present to help host the meeting and to respond to any questions that our stockholders may have. I hope you will be able to attend.

   The Company's Board of Directors believes that a favorable vote on each of the matters to be considered at the meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed proxy promptly.

   Please sign, date and return the enclosed proxy without delay. If you attend the meeting, you may vote in person even if you have previously mailed a proxy.

   I look forward to seeing you at the meeting.

                                        Sincerely,

                                        /s/ JOHN ANTIOCO
                                        John F. Antioco
                                        Chairman of the Board, President and
                                         Chief Executive Officer

   Blockbuster Inc. . Renaissance Tower . 1201 Elm Street . Dallas, TX 75270-
                          2102 . Phone: (214) 854-3000

                                BLOCKBUSTER INC.
                                1201 Elm Street
                              Dallas, Texas 75270

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 22, 2001

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Blockbuster Inc., a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas, on Tuesday, May 22, 2001, at 10:00 a.m., Dallas time, for the following purposes:

  (1) The election of three Class II directors of the Company for terms expiring in 2004;

  (2) Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2001; and

  (3) The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   The close of business on March 27, 2001, has been fixed as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof. For a period of at least ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder during ordinary business hours at the Company's corporate headquarters located at 1201 Elm Street, Dallas, Texas 75270.

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED
TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

                                          By Order of the Board of Directors,

                                          /s/ Edward B. Stead

                                          Edward B. Stead
                                          Executive Vice President,
                                           General Counsel and Secretary

Dallas, Texas
April 18, 2001

                                BLOCKBUSTER INC.
                                1201 Elm Street
                              Dallas, Texas 75270

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 22, 2001

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Blockbuster Inc. (the "Company" or "Blockbuster") for use at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held at the Company's corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas, on Tuesday, May 22, 2001, at 10:00 a.m., Dallas time, or at such other time and place to which the Meeting may be adjourned. The approximate date on which this Proxy Statement and accompanying proxy are first being sent or given to stockholders is April 18, 2001.

   All shares represented by valid proxies, unless the stockholder specifies otherwise, will be voted (i) FOR the election of the three persons named under "Proposal I--Election of Directors" as nominees for election as Class II directors; and (ii) FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as the Company's independent accountants for fiscal 2001. The Board knows of no other business to be presented at the Meeting. If any other business is properly presented, the persons named in the enclosed proxy have authority to vote on such matters in accordance with such persons' discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted accordingly.

   A stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy, or by voting the shares in person at the Meeting.

                       VOTING SECURITIES AND RECORD DATE

   The Company has two classes of common stock outstanding: Class A Common Stock, which is entitled to one vote per share, and Class B Common Stock, which is entitled to five votes per share. The holders of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") vote together as a single class on the matters to be considered at the Meeting, and their votes are counted and totaled together.

   The Company completed the initial public offering of 31,000,000 shares of its Class A Common Stock in August 1999 (the "IPO"). Prior to the IPO, the Company was wholly-owned by Viacom International Inc. ("Viacom International"), a subsidiary of Viacom Inc. ("Viacom"). Subsequent to the IPO, Viacom International retained approximately 96% of the combined voting power of the Company, due to its ownership of all of the outstanding shares of the Company's Class B Common Stock. As a result, Viacom International is able, acting alone, to approve the proposals submitted for approval at the Meeting.

   The record date for determining the stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof was the close of business on March 27, 2001 (the "Record Date"), at which time the Company had issued and outstanding 31,014,696 shares of Class A Common Stock and 144,000,000 shares of Class B Common Stock.

                               QUORUM AND VOTING

   The presence at the Meeting, in person or by proxy, of the stockholders of record entitled to cast at least a majority of the votes that all stockholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the Meeting in person or by proxy will be counted toward a quorum. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained.

   Brokers holding shares of record for customers are not permitted to vote on certain matters unless they receive voting instructions from their customers. "Broker non-votes" are votes with respect to which brokers have received no instructions as to such matters ("Uninstructed Shares") from the persons entitled to vote them. Broker non-votes, if any, will be counted as present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters).

   To be elected, each nominee for election as a Class II Director must receive the affirmative vote of a plurality of the votes of the shares of Common Stock present or represented at the Meeting and entitled to vote on such proposal. Votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for such proposal and, therefore, will not affect the outcome of the vote on such proposal. Broker non-votes will not be taken into account in determining the outcome of the election and therefore also will have no effect on such proposal.

   Approval of the ratification of PricewaterhouseCoopers as independent accountants requires the affirmative vote of the holders of a majority of the votes of the Common Stock present or represented at the Meeting and entitled to vote on such proposal. Abstentions may be specified on this proposal and will have the same effect as a vote against such proposal. Uninstructed Shares will be entitled to vote on this proposal. Therefore, broker non-votes will have the effect of negative votes.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

   The Company's Amended and Restated Certificate of Incorporation provides for a Board divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the Company's Annual Meeting of Stockholders. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships.

   There are three Class II directors to be elected for terms expiring at the Company's Annual Meeting of Stockholders in 2004 or until their successors have been elected and qualified. It is intended that the names of the nominees indicated below will be placed in nomination and that the persons named in the proxy will vote for their election. Each of the nominees has indicated his willingness to serve as a member of the Board if elected; however, in case any nominee shall become unavailable for election to the Board for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxy for a substitute. Proxies cannot be voted for more than three nominees.

   Information concerning the three nominees proposed by the Board for election as Class II directors, along with information concerning the present Class I and Class III directors whose terms of office will continue after the Meeting, is set forth below.

   The nominees for election as Class II directors are as follows:

Class II Nominees--Terms Expiring in 2004

   Name                                   Age Current Position
   ----                                   --- ----------------
   Mel Karmazin..........................  57 Director
   John L. Muething......................  79 Director
   Sumner M. Redstone....................  77 Director

   The present directors whose terms will expire after 2001 are as follows:

Class III Directors--Terms Expiring in 2002

   Name                                   Age Current Position
   ----                                   --- ----------------
   John F. Antioco.......................  51 Chairman of the Board, President and
                                              Chief Executive Officer
   Linda Griego..........................  53 Director

Class I Directors--Terms Expiring in 2003

   Name                                   Age Current Position
   ----                                   --- ----------------
   Philippe P. Dauman....................  47 Director
   Fredric G. Reynolds...................  50 Director

   Set forth below is a description of the backgrounds of each of the directors of the Company.

   John F. Antioco has served as Chairman of the Board, President and Chief Executive Officer of the Company since 1997. From 1996 until 1997, Mr. Antioco served as President and Chief Executive Officer for Taco Bell Corporation. Mr. Antioco served as Chairman of the Board of Directors of The Circle K Corporation, an operator of convenience stores, from 1995 until 1996, and as its President and Chief Executive Officer from 1993 until 1996. Mr. Antioco joined Circle K as Chief Operating Officer in 1991. Mr. Antioco serves as Chairman of the Board of Directors of Main Street & Main Incorporated and as a director for CSK Auto Corporation. Mr. Antioco is also a member of the Board of Governors of the Boys & Girls Clubs of America.

   Philippe P. Dauman was elected as a director of the Company in January 1995. Mr. Dauman has served as a director of Viacom since 1987 and has been Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm, since May 2000. Mr. Dauman served as Deputy Chairman of Viacom from 1996 until May 2000 and Executive Vice President from 1994 until May 2000. From 1993 until 1998, Mr. Dauman also served as General Counsel and Secretary of Viacom. Mr. Dauman is a Director of Genuity Inc., Lafarge Corporation and National Amusements, Inc. ("NAI").

   Linda Griego was elected as a director of the Company in July 1999. Ms. Griego has served as President of Zapgo Entertainment Group, LLC, a television programming production company, since 1997 and is the Managing General Partner of Engine Co. No. 28, a restaurant that she founded in 1988. From July 1999 until January 2000, Ms. Griego served as the interim President and Chief Executive Officer of the Los Angeles Community Development Bank, a $430 million federally funded community bank. From 1994 until 1997, Ms. Griego served as President and Chief Executive Officer of Rebuild LA, Inc., an economic development corporation. Ms. Griego also served as Deputy Mayor for the City of Los Angeles, California, from 1991 until 1993. Ms. Griego is a director of Granite Construction Incorporated and Tokai Bank of California and also serves as a Los Angeles director of the Federal Reserve Bank of San Francisco.

   Mel Karmazin was elected as a director of the Company in May 2000. Mr. Karmazin has served as a director and as President and Chief Operating Officer of Viacom since May 2000. From 1999 until May 2000, Mr. Karmazin served as President and Chief Executive Officer of CBS Corporation ("CBS"). Mr. Karmazin was President and Chief Operating Officer of CBS from April 1998 through December 1998. Mr. Karmazin joined CBS in December 1996 as Chairman and Chief Executive Officer of CBS Radio and served as Chairman and Chief Executive Officer of the CBS Station Group (Radio and Television) from May 1997 until April 1998. Prior to joining CBS, Mr. Karmazin served as President and Chief Executive Officer of Infinity Broadcasting Corporation ("Infinity") from 1981 until its acquisition by CBS in December 1996. Mr. Karmazin has served as Chairman of Infinity from December 1998 to date and served as its President and Chief Executive Officer from December 1998 until February 2001. Mr. Karmazin is on the Board of Trustees for The Museum of Television and Radio and is a director of the New York Stock Exchange, Inc. and Westwood One, Inc.

   John L. Muething was elected as a director of the Company in July 1999. Mr. Muething has been Of Counsel to the Cincinnati, Ohio law firm of Keating, Muething & Klekamp since 1986. He also served as a director of Spelling Entertainment Group Inc. from 1992 until 1999.

   Fredric G. Reynolds was elected as a director of the Company in December 2000. Mr. Reynolds has served as Executive Vice President and Chief Financial Officer of Viacom since May 2000. Mr. Reynolds served as Executive Vice President and Chief Financial Officer of CBS from March 1994 until May 2000, and assumed the additional post of Chief Financial Officer of CBS Inc. in April 1996. From 1982 until 1994, Mr. Reynolds held various executive financial positions at PepsiCo Inc., including Senior Vice President and Chief Financial Officer for PepsiCo Foods International. In March 2001, Viacom announced that Mr. Reynolds would be leaving his position as Executive Vice President and Chief Financial Officer in May 2001 to become President of the CBS Television Stations Division.

   Sumner M. Redstone was elected as a director of the Company in May 1999. Mr. Redstone has been a director of Viacom since 1986 and Chairman of the Board of Viacom since 1987 and acquired the title of Chief Executive Officer of Viacom in 1996. Mr. Redstone has served as Chairman of the Board of NAI since 1986 and as its Chief Executive Officer since 1967. He also served as President of NAI from 1967 through 1999. Mr. Redstone is a member of the Advisory Council for the Academy of Television Arts and Sciences Foundation and is on the Board of Trustees for The Museum of Television and Radio.

   The Board recommends a vote FOR the election of the nominees for Class II Director named above.

                     MEETINGS OF DIRECTORS AND COMMITTEES

   The business of the Company is managed under the direction of the Board. The Board meets on a regularly scheduled basis during its fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met six times and acted by unanimous written consent one time during the 2000 fiscal year. During the 2000 fiscal year, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he or she was a director.

   The Board has established audit, senior executive compensation and compensation committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of these committees, their current members and the number of meetings held during the 2000 fiscal year are described below.

   Audit Committee. The functions of the Audit Committee include: (i) reviewing the scope and results of the Company's internal auditing procedures;
(ii) reviewing the adequacy and effectiveness of the Company's system of internal accounting controls; (iii) determining the duties and responsibilities of the Company's internal audit staff; (iv) reviewing the scope of the independent accountants' annual audit, the audit procedures to be employed and the results thereof; (v) reviewing the audit reports submitted by both the independent accountants and the internal audit staff; and (vi) annually recommending independent accountants. The Board has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A. Ms. Griego (Chairman) and Mr. Muething are members of the Audit Committee. The Board has determined that Ms. Griego and Mr. Muething are "independent," as defined by the rules of the New York Stock Exchange. The Audit Committee met six times during the 2000 fiscal year.

   Senior Executive Compensation Committee. The functions of the Senior Executive Compensation Committee include: (i) reviewing and approving the Company's policies and practices relating to the compensation of senior executive officers of the Company, including the forms of their employment agreements and individual compensation recommendations for such officers; (ii) approving the Company's incentive compensation, including annual bonus and stock options plans, for such senior executive officers, subject to stockholder approval where appropriate; and (iii) where designated by the Board, approving any other benefit programs for such senior executive officers, subject to stockholder approval where appropriate. Mr. Muething (Chairman) and Ms. Griego are members of the Senior Executive Compensation Committee. The Senior Executive Compensation Committee met six times and acted by unanimous written consent two times during the 2000 fiscal year.

   Compensation Committee. Subject to the authority of the Board, and except with respect to matters entrusted to the Company's Senior Executive Compensation Committee, the functions of the Compensation Committee include:
(i) assisting management in defining and overseeing the Company's general compensation practices; (ii) reviewing and approving the forms of employment agreements for employees at the level of vice president and above; (iii) approving the Company's incentive compensation plans, subject to stockholder approval where appropriate; and (iv) overseeing certain of the Company's other employee benefit programs. Messrs. Dauman (Chairman), Muething and Redstone and Ms. Griego are members of the Compensation Committee. The Compensation Committee did not hold formal meetings during 2000.

   The Board does not have a nominating committee because the Board as a whole functions in this capacity.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information with respect to the number of shares of Viacom and Blockbuster Common Stock beneficially owned as of February 28, 2001, by (i) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as such on December 31, 2000 (based on salary and bonus earned during fiscal 2000) (collectively, the "Named Executive Officers"); (ii) each director and nominee for director of the Company; and (iii) all directors and executive officers of the Company as a group. The following table also sets forth information with respect to the number of shares of Blockbuster Common Stock beneficially owned by each person known by the Company to beneficially own more than five percent (5%) of the outstanding shares of its Common Stock. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

                                    Beneficial Ownership of Equity Securities
                         ----------------------------------------------------------------------
                                                     Number of
                                  Title of            Equity             Number of     Percent
Name                          Equity Security         Shares          Option Shares(1) of Class
- ----                     -------------------------- -----------       ---------------  --------
John F. Antioco......... Viacom Class A Common              --                 --          *
                         Viacom Class B Common            5,112(2)(3)      378,173         *
                         Blockbuster Class A Common     116,863(3)         226,666         *
                         Blockbuster Class B Common         --                 --          *
Philippe P. Dauman...... Viacom Class A Common            2,121(4)             --          *
                         Viacom Class B Common           17,560(4)       3,540,000         *
                         Blockbuster Class A Common       8,012                --          *
                         Blockbuster Class B Common         --                 --          *
Linda Griego............ Viacom Class A Common              --                 --          *
                         Viacom Class B Common              --                 --          *
                         Blockbuster Class A Common       6,183(5)           3,300         *
                         Blockbuster Class B Common         --                 --          *
Mel Karmazin............ Viacom Class A Common              --                 --          *
                         Viacom Class B Common        4,464,963(6)(7)    5,001,964         *
                         Blockbuster Class A Common         --                 --          *
                         Blockbuster Class B Common         --                 --          *
John L. Muething........ Viacom Class A Common              --                 --          *
                         Viacom Class B Common              --                 --          *
                         Blockbuster Class A Common       6,683              3,500         *
                         Blockbuster Class B Common         --                 --          *
Alva J. Phillips........ Viacom Class A Common              --                 --          *
                         Viacom Class B Common              348(3)          27,666         *
                         Blockbuster Class A Common       3,039(3)          78,200         *
                         Blockbuster Class B Common         --                 --          *
Sumner M. Redstone(8)... Viacom Class A Common       93,658,988(9)             --        68.1%
                         Viacom Class B Common      104,334,988(9)       3,000,000        6.3%
                         Blockbuster Class A Common 144,000,000(10)            --        82.3%
                         Blockbuster Class B Common 144,000,000(10)            --         100%
Fredric G. Reynolds..... Viacom Class A Common              --                 --          *
                         Viacom Class B Common           97,671(11)        275,500         *
                         Blockbuster Class A Common         --                 --          *
                         Blockbuster Class B Common         --                 --          *

                                    Beneficial Ownership of Equity Securities
                         -----------------------------------------------------------------------
                                                     Number of
                                  Title of            Equity              Number of     Percent
Name                          Equity Security         Shares           Option Shares(1) of Class
- ----                     -------------------------- -----------        ---------------  --------
Michael K. Roemer....... Viacom Class A Common              --                  --          *
                         Viacom Class B Common              141(3)           13,333         *
                         Blockbuster Class A Common       8,063(3)(12)       63,200         *
                         Blockbuster Class B Common         --                  --          *
Nigel Travis............ Viacom Class A Common               40                 --          *
                         Viacom Class B Common              374              33,833         *
                         Blockbuster Class A Common      10,666              78,266         *
                         Blockbuster Class B Common         --                  --          *
Larry J. Zine........... Viacom Class A Common              --                  --          *
                         Viacom Class B Common               17(3)           10,000         *
                         Blockbuster Class A Common      33,468(3)           84,333         *
                         Blockbuster Class B Common         --                  --          *
Viacom International
 Inc.(13)............... Blockbuster Class A Common 144,000,000(10)             --        82.3%
                         Blockbuster Class B Common 144,000,000(10)             --         100%
 Viacom Inc.(13)
 NAIRI, Inc.(14)
 National Amusements,
  Inc.(14)
Dimensional Partners,
 L.P.(15)............... Blockbuster Class A Common   2,600,000(16)             --         8.4%
 JDS Asset Management,
  LLC(15)
 Dimensional Partners,
  Ltd.(15)
 JDS Capital Management,
  Inc.(15)
 Joseph D. Samberg(15)
Husic Capital
 Management(17)......... Blockbuster Class A Common   1,857,600(18)             --         6.0%
 Frank J. Husic &
  Co.(17)
 Frank J. Husic(17)
Lazard Freres & Co. LLC
 (19)................... Blockbuster Class A Common   3,997,900(20)             --        12.9%
Directors and executive
 officers as a group
 other than Mr. Redstone
 (14 persons)........... Viacom Class A Common            2,161(4)              --          *
                         Viacom Class B Common        4,587,849(21)       9,310,635         *
                         Blockbuster Class A Common     226,255(22)         831,698         *
                         Blockbuster Class B Common         --                  --          *

- --------
  * Less than 1%.
 (1) This includes shares subject to options to purchase such shares that, on February 28, 2001, were unexercised but were exercisable within a period of 60 days from that date. These shares are excluded from the column headed "Number of Equity Shares."
 (2) This includes 5,000 shares that are held jointly with Mr. Antioco's spouse.
 (3)  This includes shares held through Blockbuster's 401(k) plan.
 (4)  This includes shares held through Viacom's 401(k) plan.
 (5) This includes 2,000 shares that are held jointly with Ms. Griego's spouse.
 (6) This includes shares held through the CBS or Infinity 401(k) plans.
 (7) This includes (i) 2,218,538 shares as to which Mr. Karmazin has sole voting power, but no investment power; and (ii) 52,535 shares held by the Karmazin Foundation and 568,628 shares held by the Karmazin Charitable Lead Annuity Trusts I and II, as to which Mr. Karmazin disclaims beneficial ownership, except, in the case of the Trusts, to the extent of his pecuniary interest.
 (8) The address for Mr. Redstone is 200 Elm Street, Dedham, Massachusetts
     02026.

 (9) Except for 160 shares of each class of Viacom Common Stock owned directly by Mr. Redstone, all shares are beneficially owned by NAI. Mr. Redstone is the Chairman of the Board and the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all of such shares.
(10) This is based in part on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000, which was jointly filed by Viacom International, Viacom, NAIRI Inc. ("NAIRI"), NAI and Sumner M. Redstone (collectively, the "Viacom Reporting Persons"). The shares of Class B Common Stock are indirectly held by Viacom through its ownership of Viacom International. Approximately 68.1% of Viacom's voting stock is owned by NAIRI, which in turn is a wholly-owned subsidiary of NAI. Beneficial ownership is attributed to Mr. Redstone due to his beneficial ownership and control of NAI, as disclosed in footnote (9) above, and NAIRI. Pursuant to the Company's Amended and Restated Certificate of Incorporation, each share of the Company's Class B Common Stock is convertible at the option of the holder thereof into one share of the Company's Class A Common Stock. As a result, the Viacom Reporting Persons are also deemed to beneficially own 144,000,000 shares of the Company's Class A Common Stock.
(11) Incudes 26,640 shares of Viacom Class B Common Stock held by the LAJADESH Foundation, as to which Mr. Reynolds has shared voting and investment power and as to which he disclaims beneficial ownership.
(12) This includes 8,000 shares that are held jointly with Mr. Roemer's spouse.
(13) The address for Viacom and Viacom International is 1515 Broadway, New
     York, New York 10036.
(14)  The address for NAIRI and NAI is 200 Elm Street, Dedham, Massachusetts
      02026.
(15)  The address for Dimensional Partners, L.P. ("Dimensional L.P."), JDS
      Asset Management, LLC ("JDS Asset"), JDS Capital Management, Inc. ("JDS Capital") and Joseph D. Samberg ("Samberg") is 780 Third Avenue, 45th Floor, New York, New York 10017. The address for Dimensional Partners, Ltd. ("Dimensional Ltd.") is Corporate Center, West Bay Road, P. O. Box 31106 SMB, Grand Cayman, Cayman Islands.
(16) This is based on an amendment to Schedule 13G filed with the Securities and Exchange Commission on January 26, 2001, which was jointly filed by Dimensional L.P., JDS Asset, Dimensional Ltd., JDS Capital and Samberg (collectively, the "Dimensional Reporting Persons.") According to the
      Schedule 13G, (i) Dimensional L.P. and JDS Asset, as general partner of Dimensional L.P., each have shared voting and dispositive power with respect to 702,000 of such shares; (ii) Dimensional Ltd. and JDS Capital, as investment manager and subadvisor of Dimensional Ltd., each have shared voting and dispositive power with respect to 1,898,000 of such shares; and
      (iii) Samberg, as managing member of JDS Asset and President of JDS Capital, has shared voting and dispositive power with respect to all of such shares. According to the Schedule 13G, when considered individually, the Dimensional Reporting Persons therefore have the following beneficial ownership percentages: Dimensional L.P.: 2.3%; JDS Asset: 2.3%; Dimensional Ltd.: 6.1%; JDS Capital: 6.1%; and Samberg: 8.4%. None of the Dimensional Reporting Persons reports sole voting or dispositive power with respect to any of such shares.
(17) The address for Husic Capital Management ("Husic Management"), Frank J. Husic & Co. ("Husic Co.") and Frank J. Husic ("Husic") is 555 California Street, Suite 2900, San Francisco, California 94104.
(18) This is based on an amendment to Schedule 13G filed with the Securities and Exchange Commission on March 16, 2001, which was jointly filed by Husic Management, Husic Co. and Husic. According to the Schedule 13G, the shares are indirectly held by Husic Co. as the sole general partner of Husic Management and by Husic as the sole stockholder of Husic Co.
(19)  The address for Lazard Freres & Co. LLC is 30 Rockefeller Plaza, New
      York, New York 10020.
(20) This is based on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2001. According to the Schedule 13G, Lazard Freres & Co. LLC has sole voting power with respect to 3,491,300 of such shares and sole dispositive power with respect to all of such shares.
(21)  In addition to the information disclosed in footnotes (2), (3), (4), (6),
      (7), (9) and (11) above, this includes 1,000 shares that are held by another executive officer jointly with his spouse.
(22)  In addition to the information disclosed in footnotes (3), (5), (10) and
      (12) above, this includes 2,750 shares that are held by another executive officer jointly with his spouse.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth certain information concerning the compensation of the Named Executive Officers for each of the Company's last three fiscal years.

                                                                                    Long-Term
                                                                                   Compensation
                                       Annual Compensation                            Awards
                             -----------------------------------------------       ------------
                                                                   Other                               All
                                                                   Annual           Securities        Other
                                                                Compensation        Underlying     Compensation
Name and Principal Position  Year Salary($)     Bonus ($)(1)       ($)(2)          Options (#)(3)      ($)
- ---------------------------  ---- ---------     ------------    ------------       ------------   ------------
John F. Antioco..........    2000 1,355,000      2,250,000          4,373(4)          545,455         2,550(5)
 Chairman of the Board       1999 1,257,692      5,000,000(6)         --            1,133,332         2,400(5)
 of Directors, President     1998 1,200,000      4,750,000(7)         --              196,320(8)        323(5)
 and Chief Executive
 Officer

Alva J. Phillips.........    2000   405,001        237,400          4,363(4)           75,000         4,887(9)
 Executive Vice              1999   385,002        249,001            --              391,000         4,621(9)
 President and Chief         1998   375,783        268,000            --                5,000(8)      8,501(9)
 Information Officer

Michael K. Roemer........    2000   380,771        312,262             31(4)           50,000         7,819(9)
 Executive Vice              1999   315,000        157,500            --              316,000         6,275(9)
 President and Chief         1998   285,577        195,000         87,012(10)          40,000(8)      1,500(5)
 Operations Officer,
 North America Operations

Nigel Travis.............    2000   542,309        356,992          1,570(11)         125,000       151,810(12)
 Executive Vice              1999   450,058        226,000         67,912(13)         391,332        17,028(12)
 President and President,    1998   361,483(14)    386,618        159,109(14)(15)      10,000(8)     45,234(12)
 Worldwide Stores
 Division

Larry J. Zine............    2000   470,250        305,978        258,156(16)         100,000         6,801(9)
 Executive Vice              1999   326,250        855,000(17)    215,899(18)         421,666           --
 President and Chief                                                                   40,000(8)
 Financial Officer(19)       1998       --             --             --                  --            --

- --------
 (1) This reflects bonus earned during fiscal 2000. In some instances, all or a portion of the bonus was paid during the next fiscal year.
 (2) In accordance with the rules of the Securities and Exchange Commission, perquisites totaling less than $50,000 have been omitted.
 (3) Except where noted otherwise, this reflects options to acquire shares of Blockbuster Class A Common Stock.
 (4)  This consists of reimbursement for taxes.
 (5) This consists of employer matching contributions to the Company's 401(k) plan.
 (6) Of this amount, $3.0 million represents installments on Mr. Antioco's sign-on bonus.
 (7) Of this amount, $1.0 million represents the 1998 installment of Mr. Antioco's sign-on bonus.
 (8)  This reflects options to acquire shares of Viacom Class B Common Stock.
 (9) This consists of employer matching contributions to the Company's 401(k) and excess 401(k) plans.
(10) This includes $51,658 relating to relocation expenses, $31,754 of reimbursement for taxes, and other executive perquisites, none of which exceeds 25% of the total perquisites reported as other annual compensation.
(11) This consists of reimbursement for taxes. This number does not reflect an estimated $86,461 in reimbursement for taxes that had accrued, but had not been paid, as of December 31, 2000 for Mr. Travis' benefit in connection with employer contributions under Blockbuster's U.K. defined contribution and supplemental plans, based on an average conversion rate for 2000 of 1.51275 U.S. dollars to 1.00 British pound. This accrued amount includes the amount accrued as of the end of 1999, as disclosed in footnote (13).

(12) This consists of employer contributions to Blockbuster's U.K. defined contribution and supplemental plans, but does not include amounts accrued but not contributed to Mr. Travis' account during 1998, 1999 and 2000, as applicable. The amount disclosed for 2000 reflects a conversion from British pounds to U.S. dollars at an average conversion rate for 2000 of
      1.51275 and includes approximately $84,970 that had accrued, but had not been paid, during prior years. The amount disclosed for 1999 reflects a conversion from British pounds to U.S. dollars at an average conversion rate for 1999 of 1.61880. The amount disclosed for 1998 reflects a conversion from British pounds to U.S. dollars at an average conversion rate for 1998 of 1.65655. As of December 31, 2000, based on the average conversion rate for 2000, employer contributions of approximately $4,103 had accrued for Mr. Travis' benefit, but had not yet been paid in.
(13) This consists of reimbursement for taxes. A portion of the payments during 1999 were made in British pounds. Such payments have been converted to U.S. dollars using an average conversion rate for 1999 of
      1.61880 U.S. dollars to 1.00 British pound. This number does not reflect an estimated $59,614 in reimbursement for taxes that had accrued, but had not been paid, as of December 31, 1999 for Mr. Travis' benefit in connection with employer contributions under Blockbuster's U.K. defined contribution and supplemental plans, based on the average conversion rate for 1999.
(14) Mr. Travis was transferred from the Company's U.K. payroll to its U.S. payroll in August 1998. Payments made in British pounds have been converted to U.S. dollars using an average conversion rate from January 1998 through July 1998 of 1.64897 U.S. dollars to 1.00 British pound.
(15) This includes $96,219 relating to relocation expenses, $47,285 of reimbursement for taxes, and other executive perquisites, none of which exceeds 25% of the total perquisites reported as other annual compensation.
(16) This includes (i) $65,918 of forgiveness of principal and interest on the Company's loan to Mr. Zine relating to income taxes payable in connection with his sign-on bonus; and (ii) $89,448 of reimbursements for taxes, including reimbursements made in connection with the forgiveness of principal and interest on his loan, as discussed further under "Certain Relationships and Related Transactions-- Other Related Party Transactions." This also includes $86,854 relating to relocation expenses and other executive perquisites, none of which exceeds 25% of the total perquisites reported as other annual compensation.
(17)  Of this amount, $600,000 represents Mr. Zine's sign-on bonus.
(18) This includes $143,814 relating to relocation expenses, $60,035 of reimbursement for taxes, and other executive perquisites, none of which exceeds 25% of the total perquisites reported as other annual compensation.
(19)  Mr. Zine joined the Company in 1999.

Option Grants During 2000 Fiscal Year

   The following table provides information related to options granted to the Named Executive Officers during fiscal 2000.

                                                                                        Potential
                                                                                   Realizable Value at
                                                                                     Assumed Annual
                                                                                          Rates
                                                                                     of Stock Price
                                                                                    Appreciation for
                                             Individual Grants                         Option Term
                         --------------------------------------------------------- -------------------
                               Number of        % of Total
                               Shares of         Options    Exercise
                             Common Stock       Granted to  or Base
                              Underlying       Employees in  Price    Expiration
                         Options Granted(#)(1) Fiscal 2000   ($/Sh)      Date        5%($)    10%($)
                         --------------------- ------------ -------- ------------- --------- ---------
John F. Antioco.........        545,455(2)        11.62      11.00   July 26, 2010 3,773,371 9,562,463
Alva J. Phillips........         75,000(2)         1.60      11.00   July 26, 2010   518,838 1,314,838
Michael K. Roemer.......         50,000(2)         1.06      11.00   July 26, 2010   345,892   876,558
Nigel Travis............        125,000(2)         2.66      11.00   July 26, 2010   864,730 2,191,396
Larry J. Zine...........        100,000(2)         2.13      11.00   July 26, 2010   691,784 1,753,117

- --------
(1)  Reflects options to acquire shares of Blockbuster Class A Common Stock.
(2) The options become exercisable with respect to 25% of the shares covered thereby on each of July 26, 2001, 2002, 2003 and 2004.

Aggregated Option Exercises During 2000 Fiscal Year and Fiscal Year-End Option Values

   The following table provides information related to options exercised by the Named Executive Officers during the 2000 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                                      Number of Securities        Value of Unexercised
                                                     Underlying Unexercised           In-the-Money
                                                          Options as of               Options as of
                                                        December 31, 2000         December 31, 2000($)
                                                    --------------------------  ----------------------------
                             Shares
                          Acquired on      Value
Name                     Exercise(#)(1) Realized($) Exercisable  Unexercisable  Exercisable    Unexercisable
- ----                     -------------- ----------- -----------  -------------  -----------    -------------
John F. Antioco.........    160,400      8,562,000    378,173(2)     547,547(2) 10,910,400(2)   15,243,631(2)
                                --             --     226,666(3)   1,452,121(3)        --              --
Alva J. Phillips........        --             --      27,666(2)      43,334(2)    832,468(2)    1,313,969(2)
                                --             --      78,200(3)     387,800(3)        --              --
Michael K. Roemer.......        --             --      13,333(2)      26,667(2)    215,828(2)      431,672(2)
                                --             --      63,200(3)     302,800(3)        --              --
Nigel Travis............      1,500         77,531     33,833(2)      46,667(2)  1,002,765(2)    1,371,047(2)
                                --             --      78,266(3)     438,066(3)        --              --
Larry J. Zine...........        --             --         --          40,000(2)        --          162,500(2)
                                --             --      84,333(3)     437,333(3)        --              --

- --------
(1) All such shares acquired on exercise represent shares of Viacom Class B Common Stock.
(2) Represents securities underlying options to purchase Viacom Class B Common Stock.
(3) Represents securities underlying options to purchase Blockbuster Class A Common Stock.

Compensation of Directors

   Directors who do not serve as officers or employees of Viacom or Blockbuster ("Outside Directors") are entitled to receive an annual retainer fee of $40,000 for membership on Blockbuster's Board. Of this amount, $20,000 is paid in the Company's Class A Common Stock that is non-transferable for one year after it is paid. The other $20,000 is paid in cash. Outside Directors are also entitled to a per meeting attendance fee of $1,000 for each Board meeting attended and $1,000 for each meeting of the Audit Committee, Compensation Committee and Senior Executive Compensation Committee attended if such meeting is held on a day different from the day of a Board meeting and the committee member has to travel to participate in the committee meeting. Only one fee will be paid for attendance at more than one committee meeting held on the same day.

Pension Plans

   Defined Benefit Pension Plan. Through December 31, 1999, the Company participated in a non-contributory qualified defined benefit pension plan and an excess pension plan for some of the Company's highly compensated employees, both sponsored by Viacom. The Company's employees became eligible to participate in these plans effective January 1, 1996, with credit for past service on and after September 29, 1994 for eligibility and vesting purposes. An eligible employee will receive a benefit at retirement that is based upon the employee's number of years of benefit service and average annual compensation, including salary and bonus, for the highest 60 consecutive months out of the final 120 months immediately preceding retirement. Under the terms of the excess pension plan, such compensation is limited to the greater of base salary as of December 31, 1995 or $750,000. The benefits under Viacom's excess pension plan are not subject to the Internal Revenue Code of 1986, as amended (the "Code"), provisions that limit the compensation used to determine benefits and the amount of annual benefits payable under Viacom's qualified pension plans. The Company's employees ceased to participate in Viacom's pension plans at December 31, 1999. Viacom retained the accrued liability for benefits under these plans for the Company's employees. All of the Company's employees who were actively employed by the Company and participating in the defined benefit pension plan or the excess benefit pension plan on December 31, 1999 were fully vested in their accrued benefits in these plans on that date.

   The following table illustrates, for representative average annual pensionable compensation and years of benefit service classifications, the annual retirement benefit that would be payable to employees under both the non-contributory defined benefit pension plan and the excess pension plan if they retired in 2000 at age 65, based on the straight-life annuity form of benefit payment and not subject to deduction or offset.

Pension Plan Table

                                                      Years of Service
                                             -----------------------------------
Remuneration                                    15       20       25       30
- ------------                                 -------- -------- -------- --------
$150,000.................................... $ 36,743 $ 48,990 $ 61,238 $ 73,485
 300,000....................................   76,118  101,490  126,863  152,235
 450,000....................................  115,493  153,990  192,488  230,985
 600,000....................................  154,868  206,490  258,113  309,735
 750,000....................................  194,243  258,990  323,738  388,485

   The number of years of benefit service that were credited, as of December 31, 1999, for Messrs. Antioco, Phillips and Roemer are 1 1/2 years, 3 3/4 years and 1 1/4 years, respectively. Mr. Travis and Mr. Zine are not participants in the Viacom pension plan or excess pension plan.

Employment Contracts and Termination of Employment and Change in Control Arrangements

   Mr. Antioco's employment agreement with the Company provides that he will be employed as Chairman and Chief Executive Officer of Blockbuster until June 15, 2002 at an annual salary of $1.0 million. Mr. Antioco will also receive deferred compensation, payable the year after he ceases to be an executive officer of Blockbuster, in an amount equal to $355,000 for calendar year 2000, $455,000 for calendar year 2001 and $230,000 for the portion of calendar year 2002 during the employment term. Mr. Antioco is eligible to receive an annual bonus pursuant to the Company's Senior Executive Short-Term Incentive Plan (the "Senior Executive STIP"). His target bonus is set at 125% of his base salary and deferred compensation and is payable upon satisfaction of performance objectives determined each year in accordance with the Senior Executive STIP. In accordance with his employment agreement, (i) upon the completion of the Company's IPO, Mr. Antioco received options to purchase one million shares of the Company's Class A Common Stock at a price per share of $15.00, and (ii) in 2000, Mr. Antioco received options to purchase 545,455 shares of the Company's Class A Common Stock at a price per share of $11.00. These options vest at a rate of 20% per year and 25% per year, respectively, beginning on the first anniversary of the date of grant. Mr. Antioco's employment agreement provides for one additional grant of options to purchase the Company's Class A Common Stock on the second anniversary of the Company's IPO. These options will be issued at fair market value at the time of grant with an aggregate exercise price equal to $6.0 million, and will vest at a rate of 25% per year, beginning on the first anniversary of the date of grant. In the event of the termination of Mr. Antioco's employment without cause or his voluntary termination for good reason (as defined in his employment agreement) during the employment term, he will be entitled to receive his salary, target bonus, deferred compensation and agreed-upon benefits for the balance of the employment term, subject to mitigation after the earlier of: (i) the first eighteen months or (ii) the last day of the employment term. In addition, his stock options, including options that would have been granted or that have not vested by the date of termination, will be exercisable for at least six months after the date of termination, but not beyond the expiration date of such stock options.

   The Company's employment agreements with each of Messrs. Phillips, Roemer, Travis and Zine are substantially similar. Each of these agreements provides for automatic renewal on March 1 of each year for a term of three years unless terminated by Blockbuster for any reason. Mr. Phillips' agreement provides that he will be employed at a monthly salary of $32,084. In addition, pursuant to an addendum to Mr. Phillips' employment agreement, the Company agreed to pay Mr. Phillips a retention bonus of up to $50,000 per year, with 40% of such retention bonus to be payable based on accomplishment of key objectives. The addendum also provides that Mr. Phillips' salary increase for 2001 will be no less than $20,000. Mr. Roemer's agreement provides that he will be employed at a monthly salary of $32,500. Mr. Travis' agreement provides that he will be employed at a monthly salary of $45,833. In addition, pursuant to an addendum to Mr. Travis' employment agreement, Mr. Travis receives additional perquisites relating to his international assignment. Mr. Zine's employment agreement with the Company provides that he will be employed at a monthly salary of $37,500. Each of these agreements provides that the executive will be eligible to receive an annual bonus pursuant to the Senior Executive STIP at a target amount of 50% of the executive's Salary, as defined by the Senior Executive STIP. Bonuses are payable upon satisfaction of performance objectives determined each year in accordance with such plan. In the event of the termination of an executive's employment without cause during the employment term, he will be entitled to receive his salary for 36 months (24 months for Mr. Roemer) after the date of termination, subject to mitigation after the first twelve months. In addition, he will be entitled to receive bonus compensation and certain benefits for the balance of the employment term, subject to mitigation after the first twelve months, and his Blockbuster stock options, including options that would have vested during the employment term, will be exercisable for six months after the date of termination, but not beyond the original expiration date of such stock options. The executives' employment agreements with Blockbuster Entertainment Group, a business unit of Viacom, continue to apply with respect to their options to purchase Viacom Class B Common Stock. Such agreements provide that, in the event of the termination of the executive's employment without cause or his voluntary termination for good reason (as defined in the agreement) during the employment term, his Viacom stock options, including options that would have vested during the employment term, will be exercisable for six months after the date of termination, but not beyond the original expiration date of such stock options. Mr. Phillips employment with the Company was terminated in March 2001. As a result, Mr. Phillips will be entitled to the post-termination benefits discussed above.

   The Company has also made a loan to Mr. Zine with respect to income taxes payable in connection with his sign-on bonus. See "Certain Relationships and Related Transactions--Other Related Party Transactions."

Report of the Senior Executive Compensation Committee on Executive Compensation

General

   The Senior Executive Compensation Committee (the "Senior Committee") of the Board was appointed in July 1999 in connection with the IPO. Prior to such time, Viacom's compensation committee determined the compensation for the Company's executive officers. Subject to existing contractual obligations, since the date of its appointment, the Senior Committee has reviewed and approved the compensation for the Company's executive officers. All members of the Senior Committee are non-employee directors.

Compensation Philosophy

   The objectives of the executive compensation package for the Company's executive officers include:

  . setting levels of annual salary and bonus compensation that will attract and retain superior executives in the highly competitive environment of the Company's business;

  . providing annual bonus compensation for executive officers that varies with the Company's financial performance and reflects the executive officer's individual contribution to that performance;

  . providing long-term compensation that is tied to the Company's stock price so as to focus the attention of the Company's executive officers on managing the Company from the perspective of an owner with an equity stake; and

  . emphasizing performance-based compensation through annual bonus compensation and long-term compensation.

   The Senior Committee evaluates the competitiveness of its executive compensation packages based on information from a variety of sources, including information obtained by management from consultants and information obtained from the Company's own experience.

Internal Revenue Code Section 162(m)

   Section 162(m) of the Code generally limits to $1,000,000 the federal tax deductibility of compensation (including stock options) paid to a Named Executive Officer. Section 162(m) of the Code provides an exception (the "Performance-Based Compensation Exception") to such limitation for certain performance-based compensation, and it is the intent of the Senior Committee to qualify executive compensation for such exception to the extent necessary, feasible and in the best interests of the Company. Certain compensation under the Company's 1999 Long-Term Management Incentive Plan and Senior Executive STIP is intended to qualify for the Performance-Based Compensation Exception.
Section 162(m) of the Code also includes an exception to the deduction limitation for deferred compensation paid to an executive officer when such executive officer is no longer subject to Section 162(m).

Chief Executive Officer's Fiscal 2000 Compensation

   Mr. Antioco's fiscal 2000 salary was determined pursuant to the terms of Mr. Antioco's employment agreement, which provided for a base salary of $1,000,000 in 2000. Mr. Antioco's compensation also included $355,000 of deferred salary in order to address Section 162(m) of the Code. Mr. Antioco's employment agreement also provides for his annual eligibility for a bonus pursuant to the terms of the Senior Executive STIP. In accordance with the terms of such plan, the Senior Committee established performance criteria for the Company for fiscal 2000, the achievement of which would permit Mr. Antioco to receive a bonus of up to eight times his base salary and deferred compensation. Mr. Antioco received a $2,250,000 bonus for fiscal 2000 based on the Senior Committee's determination that the established performance criteria had been achieved. The Senior Committee believes that Mr. Antioco's leadership was instrumental to the Company's achieving its third consecutive year of improved operating results, which in turn was key to the Company's achievement of the established performance criteria. Pursuant to his employment agreement, during 2000, Mr. Antioco also received a grant of options to purchase 545,455 shares of the Company's Class A Common Stock.

Compensation of Other Executive Officers

   Fiscal 2000 compensation for the Company's other executive officers was comprised of base salary, annual bonus compensation and long-term compensation in the form of stock options.

   Salary and Bonus. Fiscal 2000 salary levels for executive officers were designed to be consistent with competitive practice and level of responsibility within the Company and were based on recommendations from the Chief Executive Officer. Fiscal 2000 bonuses for the Company's executive officers were generally provided under the Senior Executive STIP based on the same performance criteria as was the bonus for the Chief Executive Officer.

   Long-Term Compensation. The Senior Committee believes that the use of equity-based long-term compensation plans appropriately links executive interests to enhancing stockholder value. The Senior Committee granted options to all of the Company's executive officers in July 2000. The size of the grant to each executive was within the range assigned to the executive's relative level of responsibility. In determining the amounts awarded, the Senior Committee considered recommendations from management based on market assessments provided by outside consulting firms and relative responsibilities and performance of each executive.

                                          The Senior Executive Compensation
                                          Committee

                                          Linda Griego
                                          John L. Muething

Audit Committee Report

   The Audit Committee assists the Board in overseeing and monitoring the Company's financial reporting practices. As part of this process, the Audit Committee has reviewed and discussed the Company's audited consolidated financial statements with management. In addition, the Audit Committee has discussed with the Company's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers that firm's independence from the Company.

   Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                          The Audit Committee

                                          Linda Griego
                                          John L. Muething

                         Comparative Performance Graph

   The following chart compares the cumulative total stockholder return on the Company's Class A Common Stock over the period from August 11, 1999 to December 31, 2000, with the cumulative total return during such period of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the Media General Financial Services Industry Group Index 743-Music & Video Stores ("MG Index"). The comparison assumes $100 was invested on August 11, 1999 in the Company's Class A Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                     Comparison of Cumulative Total Return
            of Blockbuster Inc., the S&P 500 Index and the MG Index


                                    [GRAPH]

                     8/11/99 9/30/99 12/31/99 3/31/00 6/30/00 9/30/00 12/31/00
- ------------------------------------------------------------------------------
   BLOCKBUSTER INC.  100.00   85.00    89.32   66.87   64.92   59.19    56.36
- ------------------------------------------------------------------------------
   S&P 500 INDEX     100.00   96.78   111.18  113.73  110.71  109.63   101.05
- ------------------------------------------------------------------------------
   MG INDEX          100.00   80.09    78.94   59.15   59.96   53.75    44.18

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships Between the Company and Viacom

   In 1999, Viacom announced that it intended to split-off Blockbuster by offering to exchange all of its shares of Blockbuster Common Stock for shares of Viacom's Common Stock. The split-off was subject to approval by Viacom's Board of Directors and an assessment of market conditions. The Company and Viacom entered into several agreements in connection with the Company's IPO and the proposed split-off, each of which is discussed below. Viacom has stated that it no longer has any plans for the split-off of Blockbuster.

Initial Public Offering Agreement

   General. The Company has entered into an Initial Public Offering and Split-Off Agreement with Viacom (the "IPO Agreement"), which governs the respective rights and duties of the Company and Viacom with respect to certain offerings of the Company's Common Stock and other securities, including a possible split-off of the Company from Viacom or similar transaction. In addition, the IPO Agreement sets forth certain covenants to which the Company has agreed for various periods following the IPO and certain other provisions that would be applicable in the event that Viacom were to determine to split-off Blockbuster.

   Offerings of the Company's Securities. The Company has agreed to cooperate with Viacom in all respects to accomplish any primary offerings of the Company's Common Stock and other securities while it is controlled by Viacom. The Company has also agreed that, at Viacom's direction, it will promptly take all actions necessary or desirable to effect the foregoing, including the registration under the Securities Act of 1933, as amended, of shares of the Company's capital stock that Viacom owns.

   Expenses. Unless otherwise provided for in the IPO Agreement or any other agreement, the Company has generally agreed to pay all costs and expenses relating to any primary offerings of the Company's Common Stock and other securities of the Company while controlled by Viacom.

   Access to Information. Generally, the Company and Viacom have agreed to provide each other with, upon written request and subject to specified conditions, and for a specified period of time, access to information relating to the assets, business and operations of the requesting party. The Company and Viacom have agreed to keep their books and records for a specified period of time. In addition, the Company and Viacom have agreed to cooperate with each other to allow access to each other's employees, to the extent they are necessary, to discuss and explain all requested information mentioned above and with respect to any claims brought against the other relating to the conduct of the Company's business while controlled by Viacom.

   Covenants. The Company has agreed that, for so long as Viacom is required to consolidate its results of operations and financial position, the Company will:

      (i) provide Viacom with financial information regarding the Company and its subsidiaries;

       (ii) provide Viacom with copies of all quarterly and annual financial information and other reports and documents the Company intends to file with the Securities and Exchange Commission prior to such filings, as well as final copies upon filing, and to actively consult with Viacom with respect to any changes made to these reports;

        (iii) provide Viacom with copies of the Company's budgets and financial projections, as well as the opportunity to meet with the Company's management to discuss such budgets and projections;

       (iv) consult with Viacom regarding the timing and content of earnings releases and cooperate fully and cause the Company's accountants to cooperate fully with Viacom in connection with any of the Company's public filings;

      (v) not change its auditors without Viacom's prior written consent, and use its reasonable best efforts to enable its auditors to complete their audit of the Company's financial statements such that they will date their opinion the same date that they date their opinion on Viacom's financial statements;

     (vi) provide to Viacom and its auditors all information required for Viacom to meet its schedule for the filing and distribution of Viacom's financial statements;

     (vii) make the Company's books and records available to Viacom and Viacom's auditors, so that they may conduct reasonable audits relating to the Company's financial statements;

     (viii) adhere to specified accounting standards;

     (ix) agree with Viacom on any changes to the Company's accounting policies; and

     (x) agree with Viacom regarding the Company's accounting estimates and principles.

   Other Covenants. The IPO Agreement also provides that for so long as Viacom beneficially owns 50% or more of the outstanding shares of the Company's Common Stock, the Company may not take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time, or otherwise, in a contravention, or an event of default, by Viacom of:

     (i) any provision of applicable law or regulation, including but not limited to provisions pertaining to the Code, or the Employee Retirement Income Security Act of 1974, as amended;

     (ii)   any provision of Viacom's certificate of incorporation or by-laws;

     (iii) any credit agreement or other material instrument binding upon Viacom; or

     (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over Viacom or any of its assets.

   Assignment and Assumption. In October 1998, about 380 BLOCKBUSTER MUSIC(R) stores were sold to Wherehouse Entertainment Inc. ("Wherehouse"). Some of the leases transferred in connection with this sale had previously been guaranteed either by Viacom or its affiliates. Under the IPO Agreement, Viacom International has assigned to the Company its rights and obligations under the agreement related to the sale of the BLOCKBUSTER MUSIC stores to Wherehouse. The Company has agreed to accept this assignment. The Company estimates that, as of the time of the sale, the Company was contingently liable for approximately $84 million, on an undiscounted basis, with respect to base rent for the remaining term of these leases if Wherehouse were to default on all of these leases. The Company's contingent liability will vary over time depending on the lease terms remaining.

   Options. The Company granted to Viacom International a continuing option, assignable to Viacom and any of its subsidiaries, to purchase, under specified circumstances, additional shares of the Company's Class B Common Stock or any shares of the Company's nonvoting capital stock. These options may be exercised immediately prior to the issuance of any of the Company's equity securities (i) with respect to shares of the Company's Class B Common Stock, only to the extent necessary to maintain Viacom's then-existing percentage of equity value and combined voting power of the Company's two outstanding classes of Common Stock; and (ii) with respect to shares of nonvoting capital stock, to the extent necessary to own 80% of each outstanding class of such stock. The purchase price of the shares of the Company's Class B Common Stock purchased upon any exercise of the options, subject to specified exceptions, is based on the market price of the Company's Class A Common Stock. The purchase price of nonvoting capital stock is the price at which such stock may be purchased by third parties. This option terminates when Viacom or its affiliates own less than 45% of the equity of the Company.

   Indemnification Procedures. The IPO Agreement sets forth the procedures that the Company and Viacom are to undertake if either of them demand to be indemnified by the other under any indemnification right given in any of the agreements between the Company and Viacom, other than the Tax Matters Agreement referred to below.

Release and Indemnification Agreement

   The Company has entered into a Release and Indemnification Agreement with Viacom (the "Indemnification Agreement") under which the Company and Viacom have agreed to indemnify each other and to release each other with respect to certain matters.

   Indemnification Relating to the Company's Assets, Businesses and Operations. The Company agreed to indemnify and hold harmless Viacom and certain of its affiliates and their respective officers, directors, employees, agents, heirs, executors, successors and assigns against any payments, losses, liabilities, damages, claims and expenses and costs arising out of or relating to:

     (i) the Company' past, present and future assets, businesses and operations and other assets, businesses and operations managed by the Company or persons previously associated with the Company, except for assets, businesses and operations of Paramount Parks Inc., Spelling Entertainment Group Inc. and its subsidiaries, including Republic Entertainment Inc. and Worldvision Inc., Showtime Networks Inc., Virgin Interactive Entertainment Limited and Virgin Interactive Entertainment Inc.; and

     (ii) payments, expenses and costs that Viacom paid to a third party associated with the transfer of the Company's assets, businesses and operations from certain Viacom entities to the Company and its subsidiaries.

   Viacom similarly agreed to indemnify the Company and certain of its affiliates, and the Company's and such affiliates' respective officers, directors, employees, agents, heirs, executors, successors and assigns for Viacom's past, present and future assets, businesses and operations, except for assets, businesses and operations for which the Company agreed to indemnify Viacom. In addition, the Transition Services Agreement, the Registration Rights Agreement and the Tax Matters Agreement referred to below provide for indemnification between Viacom and the Company relating to the substance of such agreements.

   Indemnification Relating to the IPO and Other Offerings. The Company generally agreed to indemnify Viacom and certain of Viacom's affiliates against all liabilities arising out of any material untrue statements and omissions in any prospectus and any related registration statement filed with the Securities and Exchange Commission relating to the IPO or any other primary offering of the Company's securities while controlled by Viacom. However, the Company's indemnification of Viacom does not apply to information relating to Viacom, excluding information relating to the Company. Viacom agreed to indemnify the Company for this information.

   Release Relating to Actions by Viacom Related to Viacom's and the Company's Assets, Businesses and Operations. Subject to certain exceptions, the Company released Viacom and certain of its subsidiaries and affiliates and their respective officers, directors, employees, agents, heirs, executors, successors and assigns for all losses for any and all past actions and failures to take action relating to the Company's and Viacom's assets, businesses and operations. Viacom similarly released the Company.

Transition Services Agreement

   The Company and Viacom have entered into a Transition Services Agreement (the "Services Agreement") under which Viacom provides the Company with agreed-upon cash management, accounting, legal, management information systems, financial and tax services and employee benefit plan and insurance administration. These services may be changed upon agreement between the Company and Viacom. The fee for these services approximates Viacom's cost and could be subject to adjustment. The Company believes that the fee for these services is no less favorable than could be obtained by the Company internally or from someone who had not controlled the Company. Charges under the Services Agreement were $1.8 million during fiscal 2000. The Company also agreed to pay or reimburse Viacom for any out-of-pocket payments, costs and expenses associated with these services. The Company can make no assurances that it will be able to provide these services internally or find a third party provider on acceptable terms, if at all, after the expiration of the Services Agreement.

Registration Rights Agreement

   The Company and Viacom have entered into a Registration Rights Agreement (the "Registration Rights Agreement"), which requires the Company, upon Viacom's request, to use the Company's reasonable best efforts to register under the applicable federal and state securities laws any of the shares of the Company's equity securities held by Viacom for disposition in accordance with Viacom's intended method of disposition, and will take such other actions as may be necessary to permit the sale in other jurisdictions, subject to specified limitations. Viacom also has the right to include the shares of the Company's equity securities Viacom beneficially owns in other registrations of these equity securities that the Company initiates. Except for the Company's legal and accounting fees and expenses, the Registration Rights Agreement provides that Viacom generally pays all or its pro rata portion of out-of-pocket costs and expenses relating to each such registration that Viacom requests or in which it participates. Subject to specified limitations, the registration rights will be assignable by Viacom and its assigns. The Registration Rights Agreement contains indemnification and contribution provisions that are customary in transactions similar to those contemplated by this document.

Tax Matters Agreement

   After the completion of the IPO, the Company and certain of its subsidiaries continued to be included in Viacom's consolidated group for U.S. federal income tax purposes and Viacom's combined, consolidated or unitary group for various state and local income tax purposes (the "consolidated group"). The Company and Viacom entered into a Tax Matters Agreement (the "Tax Agreement") whereby for the taxable years and portions thereof prior to August 16, 1999, Viacom has and will pay all taxes for the consolidated group, including any liability resulting from adjustments to tax returns relating to such taxable years or portions thereof. The Company and its subsidiaries will continue to be liable for all taxes that are imposed on a separate return basis or on a combined, consolidated or unitary basis on a group of companies that includes only the Company and its subsidiaries.

   The Tax Agreement requires the Company and Viacom to make payments to each other equal to the amount of income taxes which would be paid by the Company, subject to certain adjustments, as if the Company and each of its subsidiaries included in the consolidated group were to file its own combined, consolidated or unitary, or, where only one of the Company's entities is included in the consolidated group, separate, federal, state and local income tax returns for any taxable year or portion thereof beginning after August 16, 1999 in which the Company is included in the consolidated group. This would include any amounts determined to be due as a result of a redetermination of the tax liability of the consolidated group arising from an audit or otherwise. With respect to some tax items attributable to periods following August 16, 1999 during which the Company is included in the consolidated group, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, the Company has a right of reimbursement or offset, which is determined based on the extent to which, and the time at which, such credits or losses could have been used by the Company or its subsidiaries if it had not been included in the consolidated group. This right to reimbursement or offset continues regardless of whether the Company is a member of the consolidated group at the time the attributes could have been used. The Company is only entitled to reimbursement for carryback items that it could use on a stand alone basis to the extent that such items result in an actual tax savings for the consolidated group. The Tax Agreement also requires the Company, if so requested by Viacom, to surrender some tax losses of the Company's subsidiaries that are resident in the United Kingdom for 1998 and earlier years to Viacom's
U. K. subsidiaries without any right to compensation. The Company also agreed to pay Viacom an amount equal to any tax benefit the Company receives from the exercise of Viacom's stock options by the Company's employees, including in years that the Company is no longer included in Viacom's consolidated group. The Company will also pay Viacom the amount of any income taxes with respect to income tax returns that include only the Company, which returns, as described below, will be filed by Viacom.

   Viacom continues to have all the rights of a parent of a consolidated group filing consolidated federal income tax returns. Viacom has similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group. Viacom is the sole and exclusive agent for the Company in any and all matters relating to income taxes of the consolidated group. Viacom has sole and exclusive responsibility for the preparation and filing of all income tax returns or amended returns with respect to the consolidated group. Viacom has the sole right to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the consolidated group, except that Viacom is not entitled to compromise any such matter in a manner that would affect the Company's liability under the Tax Agreement without the Company's consent, which may not be withheld unreasonably. Under the Tax Agreement, Viacom has similar authority with regard to income tax returns that the Company files on a separate basis and related tax proceedings. This agreement may result in conflicts of interest between the Company and Viacom.

   Provided that Viacom continues to beneficially own, directly or indirectly, at least 80% of the combined voting power and the value of the Company's outstanding capital stock, the Company will be included for federal income tax purposes in the consolidated group of which Viacom is the common parent. Viacom has stated that it is the current intention of Viacom and its subsidiaries to continue to file a single consolidated federal income tax return. In certain circumstances, some of the Company's subsidiaries also will be included with some of Viacom's subsidiaries, other than the Company's subsidiaries, in combined, consolidated or unitary income tax groups for state and local tax purposes. Each member of the consolidated group for federal income tax purposes will be liable for the federal income tax liability of each other member of the consolidated group. Similar principles will apply with respect to members of a combined group for state and local tax purposes. Accordingly, although the Tax Agreement will allocate tax liabilities between the Company and Viacom during the period in which the Company is included in the consolidated group, the Company could be liable for the federal income tax liability of any other member of the consolidated group in the event any such liability is incurred, and not discharged, by such other member. The Tax Agreement provides, however, that Viacom will indemnify the Company to the extent that, as a result of being a member of the consolidated group, the Company will become liable for the federal income tax liability of any other member of the consolidated group, other than the Company's subsidiaries.

Other Arrangements with Viacom and its Affiliates

 Interest Rate Swap

   In March 2001, the Company entered into two interest rate swaps with Viacom in order to obtain a fixed interest rate with respect to $400 million of its outstanding floating rate debt. The swaps fixed $200 million of the Company's outstanding debt at an interest rate of 5.0135% for two years and the other $200 million at an interest rate of 5.1190% for two and one-half years. The Company's effective interest rates also include a LIBOR spread, currently 1.25%, which is subject to change under the terms of its credit facility. The swaps are subject to termination in the event that (i) Viacom ceases to own greater than 80% of the Company's outstanding common stock or (ii) the Company no longer has any obligations under the term loan portion of its credit facility.

 Paramount Pictures

   The Company purchases videocassettes and DVDs for rental and sale directly from Paramount Pictures, a Viacom subsidiary ("Paramount"). The Company's total purchases from Paramount were $129.9 million for the year ended December 31, 2000.

 Midway Games

   Sumner M. Redstone and NAI own an aggregate of about 28% of the common stock of Midway Games Inc. ("Midway"). During the year ended December 31, 2000, the Company paid about $5.6 million for purchases of home video games from Midway. The Company believes that the terms of these purchases were no less favorable to the Company than would have been obtainable from parties in which there was no such ownership interest. The Company expects to purchase video games from Midway in the future.

 Showtime Networks

   The Company also has an agreement with Showtime Networks, Inc. ("SNI"), a subsidiary of Viacom, whereby Blockbuster will license from SNI the exclusive domestic home video rights to up to 180 SNI original motion pictures and other programs over the period from April 1, 2000 through March 31, 2005. The Company's total purchases from SNI were $4.2 million for the year ended December 31, 2000.

   MTVN

   In 1999, the Company entered into a U.S. promotional and customer database services and licenses agreement with MTV Networks ("MTVN"), a business unit of Viacom. Pursuant to this agreement, for one year, Blockbuster agreed to provide certain promotional and database services to MTVN and grant a U.S. license to MTVN to use the Company's U.S. customer database internally and/or sublicense the database for internal use to affiliates of MTVN that are direct or indirect wholly-owned subsidiaries of Viacom and to MTVI Group, L.P. and its direct and indirect affiliates for internal use. In return, MTVN paid Blockbuster
$18 million, of which $13.5 was received in 2000. MTVN had an option to extend in perpetuity the license to use the customer database. During the third quarter of 2000, MTVN elected not to exercise this option.

 Other

   There are various other agreements between the Company and Viacom and its affiliates, which the Company believes are not material to the Company. The Company believes the terms of these agreements approximate those which would be available from third parties.

Other Related Party Transactions

 Loan to Executive

   In connection with the Company's employment of Larry Zine, Executive Vice President and Chief Financial Officer of the Company, the Company agreed to loan Mr. Zine an amount equal to all federal, state and local income taxes payable in connection with his sign-on bonus. The Company has loaned Mr. Zine $246,300, which loan bears interest at 5.25% compounded semi-annually. As of February 28, 2001, approximately $195,300 was outstanding under such loan. The Company also agreed to forgive the aggregate principal amount of the loan, together with any accrued interest thereon, on an income tax free basis in three equal installments on the first, second and third anniversaries of commencement of Mr. Zine's employment with the Company; provided that, if Mr. Zine terminates his employment without good reason (as defined in his employment agreement with Blockbuster Entertainment Group, a business unit of Viacom) or the Company terminates Mr. Zine's employment for cause, any outstanding aggregate principal amount of the loan, together with any accrued interest thereon, will accelerate and become immediately due and payable. As of February 28, 2001, the Company had forgiven approximately $65,900 in principal and interest on the loan and has paid approximately $45,900 of taxes on Mr. Zine's behalf. The largest aggregate amount of indebtedness outstanding since January 1, 2000 was $253,400.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all
Section 16(a) reports that they file.

   To the Company's knowledge, based solely on its review of the copies of such reports received by it with respect to fiscal 2000, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with.

                                  PROPOSAL II

           RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   Subject to ratification by the Company's stockholders, in accordance with the recommendation of the Audit Committee, the Board has selected PricewaterhouseCoopers as the Company's independent accountants to audit the Company's consolidated financial statements for fiscal 2001 and to render other services required of them. Representatives of PricewaterhouseCoopers are expected to be present at the Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

 Audit Fees

   The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $595,000.

 Financial Information Systems Design and Implementation Fees

   During the fiscal year ended December 31, 2000, PricewaterhouseCoopers did not render any professional services to the Company relating to financial information systems design and implementation.

 All Other Fees

   The aggregate fees billed by PricewaterhouseCoopers for services rendered to the Company, other than the services described above, were $3,634,021. The Audit Committee has considered whether the provision of the services is compatible with maintaining PricewaterhouseCoopers' independence.

   The Board recommends a vote FOR ratification of PricewaterhouseCoopers as the Company's independent accountants for fiscal 2001.

                             STOCKHOLDER PROPOSALS

   Stockholders of the Company may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act and the Company's Bylaws. For such proposals to be considered for inclusion in the Proxy Statement and proxy relating to the Company's 2002 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the office of the Secretary of the Company no later than December 19, 2001. Such proposals should be directed to Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270, Attention: Secretary.

   In addition to the requirements set forth above regarding stockholder proposals generally, the Company's Bylaws provide that a stockholder may nominate a person for election to the Board only if written notice of such nomination(s) (a "Stockholder's Notice") is received by the Secretary within the time period set forth above and the Stockholder's Notice includes certain specified information such as (i) the name and address of the nominating stockholder, (ii) the name, age, business address and principal occupation of the nominee, and (iii) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required by the rules and regulations promulgated under the Exchange Act.

   In order for a proposal made outside of the requirements of Rule 14a-8 to be considered timely in connection with the Company's 2002 Annual Meeting of Stockholders, such proposal must be received by the office of the Secretary of the Company at the address stated above no later than March 4, 2002. The persons named in the proxies solicited by the Company in connection with the 2002 Annual Meeting of Stockholders will vote their proxies in their discretion with respect to any proposal with respect to which the Company has not received notification by such time.

                                 OTHER BUSINESS

   The Board knows of no matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matter(s) properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment in the interest of the Company.

                                 MISCELLANEOUS

   All costs incurred in the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or telegram, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of shares of Common Stock held by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

   Accompanying this Proxy Statement is a copy of the Company's Annual Report for the fiscal year ended December 31, 2000 (the "Annual Report"). The Annual Report is not to be deemed a part of this Proxy Statement.

   A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a Proxy Statement is delivered upon the written request of such person addressed to Blockbuster Inc., Attn.: Investor Relations, 1201 Elm Street, Dallas, Texas 75270.

                                          By Order of the Board of Directors,

                                          /s/ EDWARD B. STEAD
                                          Edward B. Stead
                                          Executive Vice President, General
                                           Counsel and Secretary

April 18, 2001

                                                                      APPENDIX A

                                BLOCKBUSTER INC.
                            AUDIT COMMITTEE CHARTER

I. Purpose

   The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the Company's corporate accounting, systems of internal controls, audit process, financial reporting practices, and quality and integrity of financial reports. It shall be the policy of the Audit Committee to maintain a free and open means of communication between the independent accountant, the internal audit staff, the financial management of the Company and the Board of Directors.

II. Qualification of Members

   A. Number; Independence. The Audit Committee shall initially consist of at least two directors. The number of members shall be increased to at least three directors no later than June 1, 2001. The Audit Committee shall be composed of directors each of whom has no relationship to the Company that may interfere with the exercise of his or her independence from management and the Company, as determined by the Board based on applicable regulatory standards.

   B. Financial Literacy. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. In addition, at least one member of the Audit Committee shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment. Notwithstanding the foregoing, the members of the Audit Committee at the date of the adoption of this Charter will satisfy the requirements for Audit Committee membership, whether or not they meet the foregoing qualifications, until the date of their re-election or replacement.

III. Scope of Responsibilities

   A. Internal Audit. Subject to the authority of the Board of Directors, the Audit Committee shall have the authority and responsibility to:

  . review the scope and results of the Company's internal auditing procedures and take such action as the Audit Committee may deem appropriate to assure that the interests of the Company are adequately protected;

  . review the internal audit function of the Company, including the proposed audit plans for the coming year and the coordination of such plans with the independent accountants;

  . determine the duties and responsibilities of the Company's internal audit staff; and

  . consider and review with the independent accountant and the Company's internal audit staff (i) the adequacy and effectiveness of the Company's system of internal accounting controls; and (ii) related findings and recommendations of the independent accountant together with management's responses.

   B. External Audit. Subject to the authority of the Board of Directors, the Audit Committee shall have the authority and responsibility to:

  . meet with the independent accountant, the internal audit staff and financial management of the Company to consider and review the scope of the proposed audit for the current year and the audit procedures to be employed;

  . review the scope and results of the independent accountant's annual audit and related comments, including: (i) the independent accountant's audit of the Company's annual financial statements, accompanying footnotes and its report thereon; (ii) any significant changes required in the independent accountant's audit plans; (iii) any difficulties or disputes with management encountered during the course of the audit; and (iv) any other matters related to the conduct of the audit that are to be communicated to the Audit Committee under generally accepted accounting principles; and

  . review with management, the internal audit staff, and the independent accountant the process used to manage those risks and exposures that could have a material effect on the Company's financial statements.

   C. Independent Accountant. The Board of Directors believes that the Company's independent accountant is ultimately responsible to the Board of Directors and the Audit Committee. Subject to the authority of the Board of Directors, the Audit Committee shall have the authority and responsibility to:

  . select, evaluate and, where appropriate, replace the independent accountant (or to nominate the independent accountant to be proposed for stockholder approval in any proxy statement);

  . ensure that the independent accountant submits on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent accountant and the Company;

  . actively engage in a dialogue with the independent accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountant; and

  . recommend that the Board of Directors take appropriate action in response to the independent accountant's report to satisfy itself of the independent accountant's independence.

   The Audit Committee shall also have the authority and responsibility to review the compensation of the independent accountant and, if necessary, recommend the engagement of additional auditors with respect to matters of accounting or reporting.

   D. Charter Review. The Audit Committee shall review and reassess the adequacy of this Charter on an annual basis.

   E. Code of Conduct. The Committee shall have right to review the Company's compliance with the Company's code of conduct.

   F. Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities.

   G. Other Matters. The Audit Committee shall perform such other functions as are required by law, the Company's charter or bylaws, or the Board of Directors.

IV. Meetings

   In order to carry out the responsibilities set forth in this Charter, the Board of Directors deems it advisable that the Audit Committee meet at least three times per year, but the Committee may meet such greater or fewer times as it deems appropriate. The Company's Corporate Secretary shall prepare minutes for all meetings of the Committee to document the Committee's discharge of its responsibilities. Written minutes of each meeting shall be duly filed with the Company's records. The Chairman of the Audit Committee has the authority to call a Committee meeting whenever he or she deems circumstances warrant. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary. To effectuate the goal of fostering open communication, the Audit Committee shall meet periodically with the independent accountant, the internal audit staff and management in separate executive sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately. The Audit Committee shall report committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

                            PROXY-ANNUAL MEETING OF STOCKHOLDERS
                                     BLOCKBUSTER INC.
                                      1201 Elm Street
                                    Dallas, Texas 75270

  P              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  R The undersigned hereby appoints John F. Antioco and Edward B. Stead as Proxies, each with the power to act without the other and with full power
  O of substitution and resubstitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of
  X Blockbuster Inc. that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Blockbuster Inc. to be held at
  Y Blockbuster Inc.'s corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas, on May 22, 2001, at 10:00 a.m., Dallas time, upon such business as may properly come before the meeting or any adjournments thereof, including the matters set forth on the reverse side.

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

                         (Continued and to be signed and dated on reverse side.)

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                             FOLD AND DETACH HERE

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
     X  Please mark your                                                                       |
        votes as in this                                                                       |   5132
        example.                                                                                |_________

   The Board of Directors recommends that stockholders vote FOR each of the proposals. Please review carefully the Proxy Statement delivered with this Proxy.
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
                           FOR      WITHHELD                                                                 FOR   AGAINST  ABSTAIN
1. Election of Class II                        Nominees:
   Directors.             [   ]      [   ]     Mel Karmazin             2. Ratification of the appointment    [   ]   [   ]    [   ]
                                               John L. Muething            of PricewaterhouseCoopers
                                               Sumner M. Redstone          LLP as independent
                                                                           accountants.
   FOR, except vote withheld from the following nominee(s):


   --------------------------------------------------------
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                                                                   -----------------------------------------------------------------
                                                                     The Proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.
                                                                   -----------------------------------------------------------------
                                                                   NOTE:  Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.


                                                                   -----------------------------------------------------------------

                                                                   -----------------------------------------------------------------
                                                                          SIGNATURE(S)                           DATE

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                                                       FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SIGN, DATE AND RETURN YOUR PROXY BY DETACHING THE TOP PORTION OF THIS SHEET AND RETURNING IT PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.